Met Investors Series Trust

Deferred Fee Agreement

January 1, 2013

WHEREAS,                                                                                   is a Trustee of Met Investors Series Trust (the “Trust”); and

WHEREAS, the Trust desires to offer incentives to retain the services of the Trustee; and

WHEREAS, the Trust has agreed to pay fees to the Trustee for services as a Trustee of the Trust; and

WHEREAS, the Trustee desires to defer receipt of said fees in the manner described in this Agreement;

NOW, THEREFORE, the Trust and the Trustee agree as follows:

1. Election of Deferment. The Trustee hereby irrevocably elects to defer receipt of the amount or percentage set forth in the Election Form attached hereto of all retainer fees and fees for attendance at meetings (including fees relating to services as Chair or member of any Committee of the Trust’s Board of Trustees) which would otherwise be paid in cash to the Trustee (the “Fees”) with respect to services of the Trustee to be performed subsequent to the end of the calendar year during which this election is made.

A. This election is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall continue in effect with respect to Fees earned for each calendar year subsequent to the end of the calendar year in which this election is made unless, prior to January 1 of the year in question, Trustee shall have filed with the Treasurer of the Trust (the “Treasurer”) a written revocation of this election and/or a superseding election. Fees deferred pursuant to this Agreement shall be hereinafter called the “Deferred Fees.” Any Fees in excess of the Deferred Fees in any fiscal quarter shall be paid to the Trustee in accordance with the terms of the agreement or arrangement under which such Fees became payable to the Trustee.

B. Notwithstanding anything in the foregoing, an individual who first becomes a Trustee after the beginning of a calendar year may, within thirty (30) days of initial eligibility, elect to defer eligible compensation for the remainder of such year by executing an irrevocable deferral election on a form prescribed by the Treasurer with respect to his or her eligible compensation in respect of services to be performed during the remainder of the calendar year following such election. An individual who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Agreement for purposes of Section 1.409A-1(c)(2) of the Treasury regulations shall not be treated as eligible for the mid-year election rules of this Section 1.B with respect to the Agreement, even if he or she had never previously been eligible to participate in this Agreement itself.

2. Trustee’s Deferment Account. For bookkeeping purposes only, the Trust shall establish and maintain an account for the Trustee (the “Trustee’s Deferment Account”) to which the following credits and debits shall be made:

A. On or about the last day of the month following the quarterly meeting of the Trustees (the “Normal Payment Date”), the Trustee’s Deferment Account shall be credited with the amount of any Deferred Fees that would otherwise normally be paid to the Trustee. Solely for purposes of calculating the balance standing to the credit of the Trustee’s Deferment Account from time to time, and without any requirement of actual investment or payment by the Trust, such Deferred Fees shall be assumed to have been invested (without payment of a sales charges) in shares of the Trust or Metropolitan Series Fund or a portfolio thereof (“Shares”) as of the opening of business on the Normal Payment Date, in accordance with the allocation set forth in the Election Form attached hereto, provided that the Trustee may allocate the Trustee’s Deferment Account among no more than ten (10) portfolios; and further provided that, if the Trustee enters into in a deferred fee agreement with the Metropolitan Series Fund (an “MSF Agreement”), the total number of portfolios to which the Trustee allocates the Trustee’s Deferment Account and the Trustee’s deferment account under the MSF Agreement shall in no case be more than ten (10) portfolios.

B. Prior to the commencement of each calendar quarter, the Trustee will have the option to reallocate, for hypothetical investment purposes, (i) Deferred Fees earned beginning in the subsequent quarter and (ii) the balance of the existing Trustee’s Deferment Account among new portfolios, both subject to the ten-portfolio maximum prescribed in Section 2.A. above. Notice of any such reallocation must be delivered to the Treasurer at least 15 days prior to the commencement of the calendar quarter in question. If Deferred Fees for any calendar quarter are directed to be allocated among portfolios that include any that are different (each, a “New Portfolio”) from the portfolios in which the Trustee’s Deferment Account was hypothetically invested at the time of such election, except as the Treasurer of the Trust may otherwise determine, the entirety of the Trustee’s Deferment Account shall be allocated for hypothetical purposes, effective as of the first day of such quarter, among the portfolios selected for the hypothetical investment of Deferred Fees for such quarter, in the same proportion as the allocation of Deferred Fees for such quarter.

C. If the Shares shall at any time be changed by recapitalization, consolidation, combination, stock dividend or split, reverse stock split, conversion, or similar change in capitalization, the Trust shall make appropriate equitable adjustments in the number and nature of Shares deemed credited to the Trustee’s Deferment Account, consistent with the changes being made to such Shares, such that the hypothetical investment in the Shares subject to such change shall continue, from the date of the change, as a hypothetical investment in such portfolio, and, solely for purposes of calculating the balance standing to the credit of the Trustee’s Deferment Account from time to time, any dividends or distributions which would not have originally been paid in Shares shall be assumed to have been reinvested in additional Shares at the times and in the manner prescribed by the general procedures for automatic reinvestment of the trust to which such portfolio belongs.

D. The Trustee’s Deferment Account shall be credited in the amount of any appreciation, and shall be debited in the amount of any depreciation, in the value of all Shares assumed to have been acquired through hypothetical investment of Deferred Fees and hypothetical reinvestment of dividends or distributions assumed to have been paid with respect to such hypothetical investment, as determined from time to time by the Trust.

E. The Treasurer of the Trust is authorized to reallocate the amount of the hypothetical investment in any portfolio to the other portfolios designated by the Trustee on the Election Form if, pursuant to approval of the Board of Trustees of the Trust to which such portfolio belongs, the portfolio (but not the trust) is liquidated. Each such hypothetical investment to be reallocated shall be reallocated in proportion to each of the hypothetical investments in the other portfolios designated by the Trustee on the Election Form. If no other portfolio has been designated by the Trustee, the Treasurer of the Trust is authorized to transfer the amount of the hypothetical investment in the liquidating portfolio to the Money Market Portfolio of the Metropolitan Series Fund (the “Money Market Portfolio”).

F. If a portfolio to which the Trustee has allocated Deferred Fees merges with a portfolio of the Trust or Metropolitan Series Fund, the Trustee will have the option to reallocate by way of notice to the Treasurer any Deferred Fees allocated to such portfolio. If no portfolio is designated by the Trustee for reallocation, the Treasurer of the Trust is authorized to transfer the amount of the hypothetical investment in the merging portfolio to the Money Market Portfolio. If a portfolio to which the Trustee has allocated Deferred Fees merges with another portfolio of the same trust, the Trustee will have the option to reallocate by way of notice to the Treasurer any Deferred Fees allocated to such portfolio. If no portfolio is designated by the Trustee for reallocation, such Deferred Fees will be reallocated to the surviving portfolio.

As a result of the foregoing provisions of this Section 2, the amount standing to the credit of the Trustee’s Deferment Account at any time shall be equal to the value of a hypothetical investment, made at the times prescribed above, of the Deferred Fees in Shares, subject to debits to the Trustee’s Deferment Account as provided in the Election Form or Section 3.D and assuming automatic reinvestment of all dividends and distributions which would have been paid on account of such investment (other than dividends or distributions which would have originally been paid in Shares). When used herein with respect to Shares or dividends and distributions reinvested in Shares, the term “value” shall refer to the net asset value of such Shares as determined by the Trust. The Trustees shall at any time be considered fully vested in such Trustee’s Deferment Account.

3. Payments to the Trustee or his Beneficiary. The Trust shall pay the balance of a Trustee’s Deferment Account to the Trustee or the Trustee’s beneficiary as follows and shall make appropriate debits to the Trustee’s Deferment Account to reflect these payments:

A. Maturity of the Trustee’s Deferment Account. The Trustee’s Deferment Account shall mature upon the first to occur of the following events:

(1)	On January 1 of the calendar year following the calendar year in which the Trustee separates from service, including without limitation, by reason of death; or

(2)	Unless the Treasurer of the Trust otherwise determines, in the circumstances described in and subject to the rules specified in Section 1.409A-3(j)(4)(ix) of the Treasury regulations.

B. Payment to the Trustee. Trustee hereby elects to have Deferred Fees, including all income, gains and losses credited or charged with respect thereto, paid in the form set forth in the attached Election Form.

C. Change in Payment Plan. A Trustee who has specified a payment date or payment plan (the date of such payment, or of the first of such payments, the “original payment date”) for any amount deferred in the Election Form may elect to postpone payment of such amount provided that (i) such election is made irrevocably not later than twelve (12) months in advance of the original payment date and does not take effect until at least twelve (12) months after such election, and (ii) designates a new payment date that is not sooner than five (5) years after the original payment date. However, a Trustee that otherwise meets the requirements of this section 3.C may only elect to have postponed payments paid in accordance with a payment plan set forth in the Election Form; provided, however, that a Trustee who initially elects to be paid (i) in a lump sum may only elect to have postponed payments paid in a lump sum or in accordance with the Five Year Payment Plan, in each case all the payments of which must be paid within ten years of the original payment date, (ii) in accordance with the Five Year Payment Plan may only elect to have postponed payments paid in a lump sum or in accordance with the Five Year Payment Plan, in each case all the payments of which must be paid within ten years of the original payment date, and (iii) in accordance with the Ten Year Payment Plan may only elect to have postponed payments paid in a lump sum or in accordance with the Five Year Payment Plan, in each case all the payments of which must be paid within ten years of the original payment date. For the avoidance of doubt, if a Trustee elects to postpone payments under this section 3.C, the postponed lump sum payment or first installment payment date must be no sooner than five (5) years after the original payment date, and subsequent installments, if any, will be paid in accordance with the schedule in the Election Form taking into account the later initial payment. For purposes of this Agreement, installment payments paid under this Agreement will be treated as a single payment within the meaning of Section 1.409A-2(b)(2) of the Treasury regulations.

D. Separation From Service. For purposes of this Agreement, the term separation from service shall mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury regulations).

E. Payment to the Trustee’s Beneficiary. If the Trustee dies before any payment or all payments have been made under this Agreement, the Trust shall pay to the Trustee’s beneficiary (as designated by the Trustee on the Election Form attached), on each date that the Trustee would have otherwise received payment as cash in amounts equal to such payment that the Trustee would have otherwise received pursuant to this Agreement.

F. Calculation of Balance and Debits to Reflect Payment. As provided in Section 2 hereof, the balance standing to the credit of the Trustee’s Deferment Account at any time shall be the value of all Shares assumed to have been acquired as aforesaid, such value to be determined as of the close of business on that date. Whenever any Deferred Fee payment is made hereunder, a debit shall be made to the Trustee’s Deferment Account to reflect such payment, and the total number of Shares assumed to have been so acquired shall be reduced by that number of Shares whose aggregate value as of the date of maturity or, in the case of installment payments, as of the applicable January 1 of the year in question, is equal to the amount of such payment.

4. Nature of Claim for Payments. The Trust shall not be required to set aside, segregate or deposit any Trusts or assets of any kind to meet any of its obligations hereunder. All obligations of the Trust hereunder shall be reflected by book entries only, and neither the Trustee nor any beneficiary shall have any rights on account of this Agreement in or to any specific assets of the Trust. Any rights that the Trustee and any beneficiary may have on account of this Agreement shall be solely those of a general, unsecured creditor of the Trust.

5. Restriction on Alienation. Neither the Trustee nor any beneficiary nor any next-of-kin shall have any right to sell, assign, transfer or otherwise convey the rights to receive payments hereunder, in whole or in part, whether voluntarily or involuntarily, which payments and the rights thereto are expressly declared to be non-assignable and non-transferable.

6. Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code and guidance issued thereunder and shall be construed accordingly. Notwithstanding anything to the contrary in this Agreement, neither the Trust nor any person acting on behalf of the Trust shall be liable to the Trustee or to his or her estate or beneficiary by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

7. Successors. This Agreement shall be binding upon and shall inure to the benefit of the Trust, its successors and assigns and the Trustee, his personal representatives, designated beneficiary and next-of-kin.

Election Form

January 1, 2013

Met Investors Series Trust and Metropolitan Series Fund Deferred Compensation for

(the “Trustee”)

Fees to be Deferred from both Met Investors Series Trust and Metropolitan Series Fund (the “MetLife Funds”)* (choose a percentage): %

Trustee hereby elects to have Deferred Fees, including all income, gains and losses credited or charged with respect thereto, paid in the following form (one form of payment should be marked with an “x”):1

—	In a lump sum, as described below;

—	In installment payments over five years (a “Five Year Payment Plan”), as described below; or

—	In installment payments over ten years (a “Ten Year Payment Plan”), as described below.

Except as provided below, such election as to the form of payment shall continue in effect for the calendar year in which the election becomes effective and for subsequent years. If the Trustee has selected a lump sum payment, within fifteen (15) days after the maturity of the Trustee’s Deferment Account, the Trust shall pay to the Trustee, if living; cash in an amount equal to the balance standing to the credit of the Trustee’s Deferment Account as of the date of maturity.

If the Trustee has elected the Five Year Payment Plan, within fifteen (15) days after the maturity of the Trustee’s Deferment Account, the Trust shall pay to the Trustee, if living; cash in an amount equal to 20.00% of the balance standing to the credit of the Trustee’s Deferment Account as of the date of maturity. No later than January 15 of each of the next four years following the year in which the first payment shall have been made, the Trust shall pay the Trustee, if living, cash in amounts equal to the following percentages of the balance standing to the credit of the Trustee’s Deferment Account on January 1 of the year in question:

[1]	The same payout election applies to both Trust Agreements. For example, if a Trustee elects to have his or her Deferred Fees from Metropolitan Series Fund paid in installment payments pursuant to a Five Year Payment Plan, this same election will apply to the Met Investors Series Trust.

Payments	Percentage
First	20.00%
Second	25.00%
Third	33.33%
Fourth	50.00%
Fifth	100.00%

If the Trustee has elected the Ten Year Payment Plan, within fifteen (15) days after the maturity of the Trustee’s Deferment Account, the Trust shall pay to the Trustee, if living; cash in an amount equal to 10.00% of the balance standing to the credit of the Trustee’s Deferment Account as of the date of maturity. No later than January 15 of each of the next nine years following the year in which the first payment shall have been made, the Trust shall pay the Trustee, if living, cash in amounts equal to the following percentages of the balance standing to the credit of the Trustee’s Deferment Account on January 1 of the year in question:

Payments	Percentage
First	10.00%
Second	11.11%
Third	12.50%
Fourth	14.29%
Fifth	16.67%
Sixth	20.00%
Seventh	25.00%
Eighth	33.00%
Ninth	50.00%
Tenth	100.00%

Allocation of Deferred Fees** (a maximum of ten portfolios may be designated)
Percentage of Deferred Fees
Alliance Bernstein Global Dynamic Allocation Portfolio	_____________%
American Funds® Balanced Allocation Portfolio	_____________%
American Funds® Bond Portfolio	_____________%
American Funds® Growth Portfolio	_____________%
American Funds® Growth Allocation Portfolio	_____________%
American Funds® Moderate Allocation Portfolio	_____________%
AQR Global Risk Balanced Portfolio	_____________%
Baillie Gifford International Stock Portfolio	_____________%
Barclays Aggregate Bond Index Portfolio	_____________%
BlackRock Aggressive Growth Portfolio (to be renamed Frontier Mid Cap Growth Portfolio)	_____________%
BlackRock Bond Income Portfolio	_____________%
BlackRock Diversified Portfolio	_____________%
BlackRock Global Tactical Strategies Portfolio	_____________%
BlackRock High Yield Portfolio	_____________%
BlackRock Large Cap Core Portfolio	_____________%
BlackRock Large Cap Value Portfolio	_____________%
BlackRock Legacy Large Cap Growth Portfolio	_____________%
BlackRock Money Market Portfolio	_____________%

Clarion Global Real Estate Portfolio	_____________%
Davis Venture Value Portfolio	_____________%
Dreman Small Cap Value Portfolio	_____________%
Goldman Sachs Mid Cap Value Portfolio	_____________%
Harris Oakmark International Portfolio	_____________%
Invesco Balanced-Risk Allocation Portfolio	_____________%
Invesco Small Cap Growth Portfolio	_____________%
Janus Forty Portfolio	_____________%
Jennison Growth Portfolio	_____________%
JPMorgan Global Active Allocation Portfolio	_____________%
Legg Mason ClearBridge Aggressive Growth Portfolio	_____________%
Loomis Sayles Global Markets Portfolio	_____________%
Loomis Sayles Small Cap Core Portfolio	_____________%
Loomis Sayles Small Cap Growth Portfolio	_____________%
Lord Abbett Bond Debenture Portfolio	_____________%
Lord Abbett Growth and Income Portfolio	_____________%
Lord Abbett Mid Cap Value Portfolio	_____________%
Met/Artisan Mid Cap Value Portfolio	_____________%
Met/Dimensional International Small Company Portfolio	_____________%
Met/Eaton Vance Floating Rate Portfolio	_____________%
Met/Franklin Low Duration Total Return Portfolio	_____________%
Met/Templeton Growth Portfolio (to be renamed Oppenheimer Global Equity Portfolio)	_____________%

Met/Templeton International Bond Portfolio	_____________%
MetLife Aggressive Strategy Portfolio	_____________%
MetLife Balanced Plus Portfolio	_____________%
MetLife Balanced Strategy Portfolio	_____________%
MetLife Conservative Allocation Portfolio	_____________%
MetLife Conservative to Moderate Allocation Portfolio	_____________%
MetLife Defensive Strategy Portfolio	_____________%
MetLife Growth Strategy Portfolio	_____________%
MetLife Mid Cap Stock Index Portfolio	_____________%
MetLife Moderate to Aggressive Allocation Portfolio	_____________%
MetLife Moderate Allocation Portfolio	_____________%
MetLife Moderate Strategy Portfolio	_____________%
MetLife Stock Index Portfolio	_____________%
MFS® Emerging Markets Equity Portfolio	_____________%
MFS® Research International Portfolio	_____________%
MFS® Total Return Portfolio	_____________%
MFS® Value Portfolio	_____________%
MSCI EAFE® Index Portfolio	_____________%
Morgan Stanley Mid Cap Growth Portfolio	_____________%
Neuberger Berman Genesis Portfolio	_____________%
PIMCO Inflation Protected Bond Portfolio	_____________%
PIMCO Total Return Portfolio	_____________%

Pioneer Fund Portfolio	_____________%
Pioneer Strategic Income Portfolio	_____________%
Pyramis® Government Income Portfolio	_____________%
Russell 2000® Index Portfolio	_____________%
Schroders Global Multi-Asset Portfolio	_____________%
SSgA Growth and Income ETF Portfolio	_____________%
SSgA Growth ETF Portfolio	_____________%
T. Rowe Price Large Cap Growth Portfolio	_____________%
T. Rowe Price Large Cap Value Portfolio	_____________%
T. Rowe Price Mid Cap Growth Portfolio	_____________%
T. Rowe Price Small Cap Growth Portfolio	_____________%
Third Avenue Small Cap Value Portfolio	_____________%
Van Eck Global Natural Resources Portfolio	_____________%
Van Kampen Comstock Portfolio	_____________%
Western Asset Management Strategic Bond Opportunities Portfolio	_____________%
Western Asset Management U.S. Government Portfolio	_____________%
Total Allocation	_____________%

*	A trustee who defers fees from both trusts shall be required to make a single election, as such, the same percentage of fees will be deferred with respect to both Trusts, with the same allocation among portfolios.
**	Compensation other than the annual retainer and quarterly fees (for example fees for special meetings) shall be deferred in accordance with the percentages set forth in this Election Form.

This Election Form hereby incorporates the terms and conditions set forth in the Deferred Fee Agreements attached hereto.

Signed and sealed on the date first above written.

By:	By: Met Investors Series Trust

Print Name of Trustee:

By:
Peter H. Duffy
Vice President, Treasurer and Principal
Financial and Accounting Officer

	By:	Metropolitan Series Fund

By:
Peter H. Duffy
Vice President, Treasurer and Principal
Financial and Accounting Officer

DESIGNATION OF BENEFICIARY

December         , 2012

To the Treasurer of the Trusts

Designated in Those Certain

Separate Deferred Fee Agreements

Dated between the Undersigned

and Each Such Trust

501 Boylston Street

Boston, MA 02116

Dear Sir or Madam:

In accordance with the provisions of each of the above-referenced Deferred Fee Agreements, I hereby designate                      as my beneficiary to receive payments thereunder in the event of my death before payments in full thereunder have been made. In the event that the said beneficiary pre-deceases me, I hereby designate as beneficiary, in his/her stead,                     .

Yours truly,

By: